Exhibit 10.2

May 11, 2009

Francis P. Straub III

c/o Deerfield Capital Management LLC

6250 North River Road, 9th Floor

Rosemont, Illinois 60018

RE:  2009 Compensation Agreement

Dear Frank:

Due to your valuable contribution to Deerfield Capital Management LLC (the “Company”), management and the board of directors of Deerfield Capital Corp. (“DFR”) have decided to include you and a limited number of other employees in a retention program to provide you with certain assurances regarding your cash compensation for the Company’s 2009 fiscal year.  In accordance with the foregoing, the Company hereby guarantees the following:

1.             Your annual salary for 2009 will be no less than your annual salary for 2008 (which was $350,000) and will be paid in cash pursuant to the Company’s standard payroll policies and procedures;

2.             The Company will pay you a bonus relating to the Company’s 2009 fiscal year of no less than $112,500 (your “Guaranteed 2009 Bonus”) in cash in 2010 in accordance with the Company’s standard bonus payment policies and, in any event, no later than March 31, 2010, provided that you are employed by the Company on the date of such payment; and

3.             If your employment with the Company is terminated without “cause” (as determined by the DFR Compensation Committee) prior to the payment of your Guaranteed 2009 Bonus as set forth in 2 above, you will receive $150,000 in cash within 10 days of your termination date.

The payments set forth in paragraphs 1 through 3 above will be subject to standard payroll withholding.  Nothing in paragraph 3 above shall be construed to limit your right to participate in any severance program instituted by the Company with respect to employees whose employment is terminated without cause and you shall be included in any such program.

This agreement is binding upon the Company and its successors and assigns.  You agree not to discuss or disclose any of the terms of this agreement, except with or to your immediate family, attorney, financial advisor or tax preparer or as required by law.  This agreement is not an agreement of employment, and confers on you only those rights expressly granted herein.

Thank you for your loyalty and hard work, and we look forward to building the business together.

Sincerely,

Deerfield Capital Management LLC

/s/ Jonathan W. Trutter
Name:	Jonathan W. Trutter
Title:	Chief Executive Officer

Acknowledged and Agreed:

/s/ Francis P. Straub III
Name:	Francis P. Straub III
Date:	May 11, 2009